Exhibit 99.1

Red Robin Receives Notice of Formal Order of Investigation from the Securities and

Exchange Commission

Company Served with Purported Class Action Lawsuit Related to California Wage and Hour Regulations

GREENWOOD VILLAGE, Colo., Feb 2, 2006 (BUSINESS WIRE) – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB) announced today that on February 1, 2006, the Company received a notification of a formal order of investigation from the Securities and Exchange Commission (“SEC”). The SEC investigation relates to the Company’s previously announced internal investigation conducted by a special committee of its Board of Directors into the use of chartered aircraft and travel and entertainment expenses by the Company’s former President and Chief Executive Officer. The Company notified the SEC of such internal investigation following its completion in August 2005. The SEC indicated in its order that there has been no determination made by the SEC as to whether the Company has in any way violated the law. The Company has cooperated with the SEC, and intends to continue to cooperate fully with the SEC in its formal investigation.

Separately, the Company announced that it recently has been served with a purported class action lawsuit, Huggett v. Red Robin International, Inc., in the Superior Court of the State of California, related to an alleged failure to comply with California wage and hour regulations, including those governing meal and rest periods, payment of wages upon termination and provision of itemized statements to employees, as well as unlawful business practices and unfair competition. The complaint states claims for damages, including punitive and exemplary damages, and injunctive relief. The Company believes it has meritorious defenses to these claims and intends to defend the case vigorously.

About Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB)

Red Robin Gourmet Burgers (www.redrobin.com) founded in 1969, is a casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers in a family-friendly atmosphere. Red Robin(R) restaurants serve gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology (R) specialty beverages. There are more than 300 Red Robin(R) restaurant locations across the United States and Canada, which include both corporate-owned locations and those operating under franchise or license agreements.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200